Exhibit 10.3

EMPLOYMENT AGREEMENT

Employment Agreement dated and effective as of August 12, 2009 (this “Agreement”), between NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the “Company”), and Jess Jankowski, (referred to as “Executive Officer”).

Preliminary Statement

The Company desires to continue employing Executive Officer, and Executive Officer wishes to continue being employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The Company and Executive Officer also wish to enter into the other covenants set forth in this Agreement, all of which are related to Executive Officer’s continued employment with the Company. In consideration of the mutual promises and covenants stated below, Executive Officer and the Company therefore agree as follows:

Agreement

1. Employment for Term. The Company employs Executive Officer, and Executive Officer hereby accepts employment as an Executive Officer of the Company, beginning on August 12, 2009, and renewing automatically on an annual basis until terminated pursuant to Section 7 below (the “Term”).

2. Position and Duties. During the Term, Executive Officer shall serve as President and Chief Executive Officer, and shall report to the Board of Directors (the “Board”) of the Company. During the Term, Executive Officer shall also hold such additional positions and titles as the Board may determine from time to time. During the Term, Executive Officer shall devote substantially all of his business time and best efforts to his duties as an Executive Officer of the Company.

3. Signing Benefits. In consideration of and in reliance upon Executive Officer’s execution of this Agreement, and based entirely upon Executive Officer’s acceptance of the duties and obligations to the Company under this Agreement (specifically including, without limitation, Executive Officer’s obligations under the covenants in Section 9, and the restrictions in Section 10 of the Agreement), the Company shall provide Executive Officer with signing benefits including:

(a) the following Severance Benefits if the Company ends the Term for reasons other than “Cause” (as defined in Section 8(a)) and Executive Officer signs, without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company: (i) the Company shall pay Executive Officer a sum equal in annual amount to Executive Officer’s base salary in effect at the time of termination during the period (the “Severance Period”) of 52 full weeks after the effective date of termination, payable in proportionate amounts on the Company’s regular pay cycle for executive employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period, and (ii) all stock options granted to Executive Officer prior to termination shall become fully vested, and shall become exercisable (by Executive Officer, or upon his death or disability, by his heirs, beneficiaries and personal representatives) in accordance with the applicable option grant agreement and the Company’s 2004 Equity Compensation Plan (the “Plan”) or such predecessor or successor stock option plan as may govern any particular option grant agreement.

(b) the benefits arising from a Change In Control (as defined in Section 11(b) ).

4. Compensation.

(a) Base Salary. The Company shall pay Executive Officer a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $275,000 per annum, payable on the Company’s regular pay cycle for professional employees. Executive Officer may be entitled to additional compensation for his services as a member of the Board, as determined by the Board in its sole discretion.

(b) Bonus Payment. Executive Officer will be eligible for discretionary bonuses for services to be performed as an Executive Officer of the Company based on performance milestones agreed upon by the Board.

(c) Stock Options. Subject to the provisions of the Company’s Plan, and as determined by the Board in its sole discretion, Executive Officer shall be eligible for such stock options and other equity compensation as the Board deems appropriate.

(d) Other and Additional Compensation. Section 4(a) establishes the minimum salary level for Executive Officer during the Term, and shall not preclude the Board from awarding Executive Officer a higher salary at any time, nor shall it preclude the Board from awarding Executive Officer bonuses or other compensation in the discretion of the Board.

5. Employee Benefits. During the Term, Executive Officer shall be entitled to the employee benefits made available by the Company generally to all other Executive Officers of the Company, subject to all the terms and conditions of the Company’s employee benefit plans in effect from time to time. Executive Officer shall be entitled to five (5) weeks of paid vacation during each year of the Term, subject to the Company’s vacation policy in effect from time to time.

6. Expenses. The Company shall reimburse Executive Officer for actual out-of-pocket expenses reasonably incurred by Executive Officer in performing services as an Executive Officer of the Company in accord with the Company’s policy for such reimbursements in effect from time to time.

7. Termination.

(a) General. The Term shall end (i) immediately upon Executive Officer’s death, or (ii) upon Executive Officer becoming disabled (within the meaning of the Americans With Disabilities Act of 1991, as amended) and unable to perform fully all essential functions of his job, with or without reasonable accommodation, for a period of 150 calendar days. Either Executive Officer or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Executive

Officer or the Board (but subject to each party’s obligations under this Agreement), provided that Executive Officer will provide the Company with at least two (2) weeks prior written notice of Executive Officer’s resignation from his position as an employee with the Company. Upon receipt of such written notice, the Company, in its sole discretion, may accelerate the effective date of the resignation to such date as the Company deems appropriate, provided that Executive Officer shall receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period.

(b) Notice of Termination. If the Company ends the Term, it shall give Executive Officer at least two (2) weeks prior written notice of the termination, including a statement of whether the termination was for “Cause” (as defined in Section 8(a) below). Upon delivery of such written notice, the Company, in its sole discretion, may accelerate the effective date of such termination to such date as the Company deems appropriate, provided that Executive Officer shall receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period. The Company’s failure to give notice under this Section 7(b) shall not, however, affect the validity of the Company’s termination of the Term or Executive Officer’s employment, nor shall the lack of such notice entitle Executive Officer to any rights or claims against the Company other than those arising from Executive Officer’s right to receive the compensation required under Section 4(a) of this Agreement for a full two (2 week period.

8. Severance Benefits.

(a) “Cause” Defined. “Cause” means (i) willful or gross malfeasance or misconduct by Executive Officer in connection with Executive Officer’s employment; (ii) Executive Officer’s negligence in performing any of Executive Officer’s duties under this Agreement; (iii) Executive Officer’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, any felony or misdemeanor reflecting upon Executive Officer’s honesty; (iv) Executive Officer’s breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) breach by Executive Officer of any of the material terms and conditions of this Agreement.

(b) Termination without Cause. If the Company ends the Term other than for Cause, Executive Officer shall receive the Severance Benefits provided under Section 3(a ) of this Agreement, provided that Executive Officer signs, without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company.

(c) Termination for Any Other Reason. If the Company ends the Term for Cause, or if Executive Officer resigns as an employee of the Company, then the Company shall have no obligation to pay Executive Officer any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Options, as set forth in the Plan or the applicable option grant agreements), be forfeited immediately upon the end of the Term.

9. Additional Covenants.

(a) Confidentiality. Executive Officer confirms his acceptance of all his obligations under that certain Confidential Information and Proprietary Rights Agreement between Executive Officer and the Company dated as of November 28, 1995.

(b) “Non-Competition Period” Defined. “Non-Competition Period” means the period beginning at the end of the Term and ending twelve (12) months thereafter.

(c) Covenants of Non-Competition and Non-Solicitation.

(i) Executive Officer acknowledges that: [a] the Company will rely upon Executive Officer to help maintain and grow the Company’s business and related functions; [b] Executive Officer will have business relationships on the Company’s behalf with the Company’s significant customers, suppliers and vendors with whom the Company has exclusive, long-term or near-permanent relationships; and [c] Executive Officer will have access to, use or control of highly valuable non-public tangible confidential information about the Company’s developed and developing technology, inventions, equipment, methods and know-how concerning nanomaterials production, coating and marketing, as well as highly valuable non-public tangible and non-tangible proprietary information about the Company’s finances, pending transactions, customer identity and Customer dealings.

(ii) For the foregoing reasons, and in consideration of the benefits available to Executive Officer under Sections 3(a), 3(b), 7(a), 7(b), 8(b), and 11(b) of this Agreement, Executive Officer covenants that both during the Term of this Agreement and the subsequent Non-Competition Period, Executive Officer shall not in any manner, directly or indirectly:

[A] Engage in, be financially interested in, represent, render advice or service of any kind to, or be employed by or in any way affiliated with, any other business (conducted for profit or not for profit) which is materially engaged in developing, producing, coating, refining, marketing, supplying or selling nanocrystalline materials (including powders, dispersions and coatings) (a “Prohibited Business”), (a) where such Prohibited Business is located or conducted within a radius of fifty (50) miles from any of the Company’s facilities where Executive Officer has worked or over which Executive Officer has exercised any form of supervisory authority during a period of twelve (12) months before the date of Executive Officer’s termination; or (b) where Executive Officer provides a Prohibited Business with services the same as or similar to those he provided to the Company and such Prohibited Business, regardless of its location, is either Cabot Corporation; Cabot Microelectronics Corporation; DeGussa Corporation; NanoDynamics, Inc; NanoProducts Corporation; Nanotechnologies, Inc.; NanoMaterials Technology Pte, LTD; Nanogate, SDC Materials; Primet Precision Materials, Inc.; ItN Nanovation; Nanux, Inc.; PPG Industries; or Nanomaterials Company.

[B] Whether on Executive Officer’s own behalf or on behalf of any other person or entity, (a) contact, solicit, accept business from, disrupt or in any way interfere with the Company’s business relationship with any person or entity that was a customer, supplier or vendor of the Company during Executive Officer’s employment, with respect to the type of business done by the Company, or (b) contact, solicit or attempt to solicit for employment or engagement any persons who were officers, employees or contractors of the Company at any time within a 180-day period before the date of Executive Officer’s termination.

(iii) The restrictions in Section 9(c)(ii) shall not preclude Executive Officer from owning up to three percent (3%) of the voting securities of any Prohibited Business whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934.

(d) Remedies.

(i) Injunctions. In view of Executive Officer’s access to the Company’s confidential information, and in consideration of the value of such property to the Company, Executive Officer agrees that the covenants in this Section 9 are necessary to protect the Company’s interests in its proprietary information and trade secrets, and to protect and maintain customer and supplier relationships, both actual and potential, which Executive Officer would not have had access to or involvement in but for his employment with the Company. Executive Officer confirms that enforcement of the covenants in this Section 9 will not prevent him from earning a livelihood. Executive Officer further agrees that in the event of his actual or threatened breach of any covenant in this Section 9, the Company would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate, and the Company therefore will not have an adequate remedy at law. Accordingly, Executive Officer agrees that temporary and permanent injunctive relief are appropriate remedies against such breach, without bond or security; provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company.

(ii) Enforcement. Executive Officer shall pay all costs and expenses (including, without limitation, court costs, investigation costs, expert witness and attorneys’ fees) incurred by the Company in connection with its successfully enforcing its rights under this Agreement. The Company shall have the right to disclose the contents of this Agreement or to deliver a copy of it to any person or entity whom the Company believes the Executive Officer has solicited in violation of this Agreement.

(iii) Arbitration. No dispute arising from Executive Officer’s actual or threatened breach of any covenant in this Section 9 shall be subject to arbitration. However, any other dispute or claim arising from any other provision of this Agreement, or relating to Executive Officer’s employment (whether based on statute, ordinance, regulation, contract, tort or otherwise), shall be submitted to arbitration before a single arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in Chicago, Illinois. An arbitration award rendered under this Section 9(d)(iii) shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon in accord with the Federal Arbitration Act or the Illinois Arbitration Act.

10. Limitation On Claims. EXECUTIVE OFFICER AGREES THAT HE WILL NOT COMMENCE ANY ACTION OR SUIT RELATING TO MATTERS ARISING OUT OF HIS EMPLOYMENT WITH THE COMPANY (IRRESPECTIVE OF

WHETHER SUCH ACTION OR SUIT ARISES OUT OF THE PROVISIONS OF THIS AGREEMENT) LATER THAN SIX MONTHS AFTER THE FIRST TO OCCUR OF (A) THE DATE SUCH CLAIM INITIALLY ARISES, OR (B) THE DATE EXECUTIVE OFFICER’S EMPLOYMENT TERMINATES FOR ANY REASON WHATSOEVER. EXECUTIVE OFFICER EXPRESSLY WAIVES ANY APPLICABLE STATUTE OF LIMITATION TO THE CONTRARY.

11. Successors and Assigns.

(a) Executive Officer. This Agreement is a personal contract, and the rights and interests that this Agreement accords to Executive Officer may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by Executive Officer. Except to the extent contemplated in Section 3(a)(ii) above, Executive Officer shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Executive Officer shall be for the sole personal benefit of Executive Officer, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive Officer. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Executive Officer and Executive Officer’s personal representatives, distributees and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all of the Company’s assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company has or becomes subject to a “Change In Control,” defined solely for purposes of this Section 11(b) as any event or series of events which result in any of the following: (i) one person or entity, or a group of persons or entities affiliated in any way, acquiring any right of ownership or control over more than fifty percent (50%) of the Company’s stock; (ii) a sale or disposal of all or substantially all of the Company’s assets; (iii) the Company’s merging or consolidating, otherwise combining or affiliating with another business; (iv) the Company’s dissolving or liquidating; or (v) more than a fifty percent (50%) change in the membership of the Company’s Board of Directors during any contiguous period of fourteen (14) months, if that such change in membership occurs without the concurrence or affirmative recommendation of the then-current Board of Directors. If, within two (2) years after the occurrence of any transaction(s) or other event(s) resulting in a Change In Control, Executive Officer’s employment with the Company is terminated without cause (as defined in Section 8(a) of this Agreement), his responsibilities or annual compensation are materially reduced without his prior consent, or the Company ceases to be publicly held (i.e., no longer subject to the periodic filing requirements of the Securities Exchange Act of 1934) (each such circumstance being a “Trigger”), then, subject to Executive Officer signing, without subsequent revocation, a separation agreement and release in a form acceptable to the Company: [a] the Company shall pay Executive Officer a sum equal in annual amount to Executive Officer’s base salary in effect at the time the Trigger occurs for 104 full weeks after the date the Trigger occurs, payable in proportionate amounts on the Company’s regular pay cycle for executive employees; and [b] any stock options, restricted or performance shares granted to Executive Officer prior to the date the Trigger occurs shall become fully vested and shall immediately become exercisable in accordance with the applicable option or share grant and the Plan. At Executive Officer’s unilateral option, the Company’s obligations under this Agreement shall cease if the successor to the Company, the purchaser or acquirer either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company’s obligations under this Agreement (and deliver an executed copy of such assumption to Executive Officer), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

12. Entire Agreement. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning Executive Officer’s employment with the Company and supersede all prior negotiations, discussions, understandings and agreements, whether written or oral, between Executive Officer and the Company relating to the subject matter of this Agreement.

13. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Executive Officer and by a duly authorized officer of the Company other than Executive Officer. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

14. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:

To the Company:	Nanophase Technologies Corporation
1319 Marquette Drive
Romeoville, IL 60446
Attn: Vice-President, Human Resources & Employee Relations
Facsimile: (630) 771-6775

To Executive Officer:	Jess Jankowski

or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

15. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable to any extent, the remainder of this Agreement shall not be affected, but shall remain in full force and effect If any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be invalid, such provision shall not be determined to be entirely of no effect; instead, it is the intention and desire of both the Company and Executive Officer that any court of competent jurisdiction shall interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions as shall be enforceable under the applicable law.

16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

18. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Executive Officer under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

19. Applicable Law: Jurisdiction. The laws of the State of Illinois shall govern the interpretation of the terms of this Agreement, without reference to rules relating to conflicts of law.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Jerry Pearlman
Jerry Pearlman
Its: Chairman of the Compensation & Governance
Committee of the Board of Directors

/s/ Jess Jankowski
Jess Jankowski